Exhibit 99

Exchange National Bancshares Announces 1st Quarter Earnings of $0.55 Per Diluted Share
Jefferson City, MO
May 9, 2007

Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF), a financial services company, announced today first quarter earnings of $0.55 per diluted share, down 14% from diluted earnings per share of $0.64 a year ago.

Net income for the 3 months ended March 31, 2007 of $2,307,000 decreased $382,000 when compared to the first quarter of 2006.

For the quarter, the annualized return on average equity was 8.98% and the annualized return on average assets was 0.83% compared to 11.14% and 0.95%, respectively for 2006.

In commenting on earnings performance, Chairman & CEO James E. Smith said “Our decrease in net income is the result of both an 8 basis point drop in our net interest margin and a slight decline in our level of earning assets. Our yield on earning assets increased 59 basis points; however the increase was more than offset by the rising cost of interest bearing liabilities. The net interest margin was affected by a combination of upward pressure on deposit rates in our marketplace and competition on loan rates. These issues are affecting the banking industry as a whole. Average interest earning assets decreased 1.4% from the first quarter of 2006 to $1,015,528,000. Our net interest margin for the first quarter of 2007 was 3.75% compared to 3.83% for the same period of 2006.”

Mr. Smith further commented, “Despite our first quarter 2007 financial performance, significant efforts are underway this year to increase our Company’s profitability. We are proceeding well with plans to merge all of our subsidiary banks to a single platform under the Hawthorn Bank brand. I am very pleased with our entire staff’s efforts in making our company unique in the crowded world of banking.”

Comparing March 31, 2007 balances to December 31, 2006, total assets decreased 0.2% to $1,140,552,000. Loans, net of allowance for loan losses, decreased 0.3% to $801,125,000, while investment securities increased 0.7% to $191,092,000. Total deposits increased 0.4% to $903,495,000. During the same period, stockholders’ equity increased 1.6% to $106,669,000 or 9.4% of total assets.

About Exchange National Bancshares

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Hawthorn Bank of Clinton with locations in Springfield, Lee’s Summit, Branson, Windsor, Collins, Osceola and Warsaw; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.exchangebancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	March 31, 2007	December 31, 2006
Loans, net of allowance
for loan losses	$801,125,362	$803,297,381
Debt and equity securities	191,091,954	189,773,310
Total assets	1,140,551,941	1,142,711,897
Deposits	903,495,193	899,864,734
Stockholders' equity	106,668,743	104,944,590
Three Months		Three Months
Statement of income information:	Ended March 31, 2007	Ended March 31, 2006
Total interest income	$18,030,683	$16,792,866
Total interest expense	8,894,983	7,334,320
Net interest income	9,135,700	9,458,546
Provision for loan losses	225,000	317,500
Noninterest income	2,523,388	2,025,911
Noninterest expense	8,133,800	7,311,592
Income before income taxes	3,300,288	3,855,365
Income taxes	993,621	1,166,758
Net income	2,306,667	2,688,607
Earnings Per Share:
Basic:	$0.55	$0.64
Diluted:	$0.55	$0.64

Statements made in this press release that suggest Exchange National Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.